UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 8, 2014
(Date of Earliest Event Reported)

MAXIM INTEGRATED PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	1-34192	94-2896096
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 RIO ROBLES
SAN JOSE, CALIFORNIA	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 601-1000
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) The Compensation Committee of the Board of Directors of Maxim Integrated Products, Inc. (the “Company”) approved a new cash incentive compensation plan for executive officers applicable to fiscal year 2015 performance (the “2015 Incentive Compensation Plan”).

Under the 2015 Incentive Compensation Plan, the aggregate cash bonus pool available for distribution to all executive officers of the Company, including the principal executive officer, principal financial officer and other named executive officers of the Company that will appear in our proxy statement for our Annual Meeting of Stockholders to be held on November 12, 2014, will range from 0.63% to 1.17% of the Company's operating income as determined under U.S. Generally Accepted Accounting Principles (“GAAP”), excluding the effect of special items. The metrics that determine the percentage of the Company's operating income available for distribution to all officers is year-over-year stock price performance of the Company relative to a peer group consisting of eight (8) other companies measured during the April-June time period as well as product development execution. The target aggregate cash bonus pool is an amount equal to 0.9% of the Company’s operating income as determined under GAAP, excluding the effect of special items. In the event operating income, excluding the effect of special items, for fiscal 2015 is not at least 50% of target operating income for the fiscal year, then there will not be any funds earned under the cash bonus pool for executive officers. Each executive officer's share of the aggregate bonus pool is determined based upon their company impact and personal performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Bruce E. Kiddoo

Bruce E. Kiddoo Senior Vice President and Chief Financial Officer

Date: September 12, 2014